Exhibit 99.1

MRC Global Announces First Quarter 2025 Results

Houston, TX – May 6, 2025 – MRC Global Inc. (NYSE: MRC) today announced first quarter 2025 results from continuing operations.

First Quarter 2025 Financial Highlights:

●	Operating cash flows provided by continuing operations of $21 million
●	Sales of $712 million, a 7% increase compared to the fourth quarter of 2024
●	Gross profit, as a percentage of sales, of 19.9%
●	Adjusted Gross Profit, as a percentage of sales, of 21.5%
●	Net income from continuing operations of $8 million
●	Adjusted EBITDA of $36 million, or 5.1% of sales
●	Net working capital, as a percentage of sales, of 11.7%
●	Net debt leverage ratio of 1.7 times
●	First quarter backlog of $603 million, an 8% sequential improvement

Rob Saltiel, MRC Global’s President and CEO stated, “First quarter results were strong across all of our key metrics, consistent with our recent press release. Our business has continued to perform well into the second quarter, with our backlog as of April 30, 2025, up 13% over year-end levels, with solid gains across all three market sectors. This backlog growth, along with increasing intake levels and improving visibility on near-term project deliveries, reinforces our outlook that second quarter revenues should increase sequentially by a high-single to a low-double digit percentage.

"I am also pleased that we have begun execution of our share buyback program in the second quarter. Recent stock market volatility has provided an opportunity to buy our shares at attractive price levels and return cash to our shareholders." Mr. Saltiel added.

Net income from continuing operations for the first quarter of 2025 was $8 million, as compared to net income from continuing operations of $20 million in the first quarter of 2024. Adjusted net income from continuing operations for the first quarter of 2025 and the first quarter of 2024 was $12 million and $24 million, respectively.

Net loss attributable to common stockholders for the first quarter of 2025 was ($22) million, or ($0.26) per diluted share, which includes a $30 million loss on discontinued operations, as compared to net income attributable to common stockholders of $13 million, or $0.15 per diluted share, for the first quarter of 2024. Adjusted net income attributable to common stockholders for the first quarter of 2025 was $12 million, $0.14 or per diluted share, as compared to the first quarter of 2024 result of $18 million, or $0.21 per diluted share.

MRC Global’s first quarter of 2025 gross profit was $142 million, or 19.9% of sales, as compared to the first quarter of 2024 gross profit of $159 million, or 20.5% of sales. Gross profit for each of the first quarter 2025 and 2024 includes $1 million of expense in cost of sales relating to the use of the last-in, first-out (LIFO) method of inventory cost accounting. Adjusted Gross Profit, which excludes (among other items) the impact of LIFO, was $153 million, or 21.5% of sales, for the first quarter of 2025 and was $170 million, or 21.9% of sales, for the first quarter of 2024.

Adjusted Net Income (Loss) from continuing operations, Adjusted Net (Loss) Income Attributable to Common Stockholders, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Gross Profit, Adjusted Gross Profit margin, Net Debt, Net Debt Leverage Ratio and Adjusted selling, general and administrative (SG&A) expense are all non-GAAP measures. Please refer to the reconciliation of each of these measures to the nearest GAAP measure in this release.

Selling, general and administrative (SG&A) expenses were $124 million, or 17.4% of sales, for the first quarter of 2025, as compared to $120 million, or 15.4% of sales, for the same period in 2024. Adjusted SG&A for the first quarter of 2025 was $121 million, or 17.0% of sales, which excluded $2 million of expenses related to internal control remediation and $1 million of other non-recurring legal and consulting costs. Adjusted SG&A for the first quarter of 2024 was $117 million, or 15.1% of sales, which excluded $3 million for activism response legal and consulting costs.

Adjusted EBITDA was $36 million, or 5.1% of sales, in the first quarter of 2025 as compared to $57 million, or 7.3% of sales, for the same period in 2024.

An income tax expense of $1 million was incurred in the first quarter of 2025, with an effective tax rate of 11%, as compared to an income tax expense of $8 million, with an effective tax rate of 29%, for the first quarter of 2024. These rates differ from the U.S. federal statutory rate of 21% as a result of state income taxes, non-deductible expenses and differing foreign income tax rates. In addition, the effective tax rate for the three months ended March 31, 2025, was favorably impacted by a tax benefit from the vesting of stock awards against low pretax income.

The sale of the Canada business closed on March 14, 2025, the results of which, are reflected in discontinued operations for all periods presented. Canada discontinued operational losses, including operating losses and the loss incurred on the sale, were $30 million for the first quarter of 2025.

Sales

The company’s sales were $712 million for the first quarter of 2025, which was 8% lower than the first quarter of 2024 and 7% higher than the fourth quarter of 2024. As compared to the same quarter a year ago, the Gas Utilities sector increased offset by declines in the Downstream, Industrial and Energy Transition (DIET) and Production and Transmission Infrastructure (PTI) sectors. Sequentially, the company’s sales increase was across all sectors driven by the Gas Utilities sector followed by the PTI and DIET sectors.

Sales by Segment

U.S. sales in the first quarter of 2025 were $591 million, down $76 million, or 11%, from the same quarter in 2024. PTI sector sales decreased $44 million, or 22%, and DIET sector sales decreased $40 million, or 20%, both primarily due to large projects completing in 2024. Gas Utilities sector revenue increased $8 million, or 3%, as customers resumed normalized buying patterns and increased capital spending budgets.

Sequentially, as compared to the fourth quarter of 2024, U.S. sales increased $49 million, or 9%, across all sectors. The U.S. Gas Utilities sector sales, which increased $21 million, or 8%, was driven by increased customer spending due to normalizing buying patterns and preparation for the construction season, higher capital budgets and project wins. DIET sector sales increased $19 million, or 13%, due to chemical project activity, mining activity and refining turnarounds. PTI sector sales increased $9 million, or 6%, primarily due to various midstream pipeline projects primarily natural gas.

International sales in the first quarter of 2025 were $121 million, up $11 million, or 10%, from the same period in 2024. The increase was driven by growth in the PTI sector partially offset by the DIET sector. The PTI sector increase is due primarily to several projects in the North Sea. The DIET sector decline is primarily due to the timing of project deliveries.

Sequentially, as compared to the previous quarter, International sales were down $1 million, or 1%, as the PTI sector growth was offset by declines in the DIET sector. The PTI sector increased as a result of various projects in the Nordics, while the DIET sector decreased primarily due to the timing of project activity in the North Sea, the Middle East and Asia.

Sales by Sector

Gas Utilities sector sales, which are primarily U.S. based, were $273 million in the first quarter of 2025, or 38% of total sales, an increase of $8 million, or 3%, from the first quarter of 2024.

Sequentially, as compared to the fourth quarter of 2024, the Gas Utilities sector sales increased $20 million, or 8%.

DIET sector sales in the first quarter of 2025 were $220 million, or 31% of total sales, a decrease of $47 million, or 18%, from the first quarter of 2024. The decrease in DIET sector sales was driven by declines in the U.S. and International.

Sequentially, as compared to the previous quarter, DIET sector sales were up $12 million, or 6%, due to increases in the U.S. partially offset by the International segment.

PTI sector sales in the first quarter of 2025 were $219 million, or 31% of total sales, a decline of $26 million, or 11%, from the first quarter of 2024. The decrease in PTI sector sales was due to declines in the U.S. partially offset by the International segment.

Sequentially, as compared to the prior quarter, PTI sector sales increased $16 million, or 8%, due to increases in the U.S. and the International segment.

Backlog

As of March 31, 2025, the company's backlog was $603 million, an 8% increase from the previous quarter as new order purchasing levels increased across all sectors.

Balance Sheet and Cash Flow

As of March 31, 2025, the cash balance was $63 million, long-term debt (including current portion) was $371 million, and Net Debt was $308 million. Cash provided by continuing operations was $21 million in the first quarter of 2025. Availability under the company’s asset-based lending facility was $507 million, and available liquidity was $570 million as of March 31, 2025.

Conference Call

The company will hold a conference call to discuss its first quarter 2025 results at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on May 7, 2025. To participate in the call, please dial 201-689-8261 and ask for the MRC Global conference call prior to the start time. To access the conference call, live over the Internet, please log onto the web at www.mrcglobal.com and go to the “Investors” page of the company’s website. For those who cannot listen to the live call, a replay will be available through May 21, 2025, and can be accessed by dialing 201-612-7415 and using pass code 13751572#. Also, an archive of the webcast will be available shortly after the call at www.mrcglobal.com for 90 days.

About MRC Global Inc.

Headquartered in Houston, Texas, MRC Global (NYSE: MRC) is the leading global distributor of pipe, valves, fittings (PVF) and other infrastructure products and services to diversified end-markets including the gas utilities, downstream, industrial and energy transition, and production and transmission infrastructure sectors. With over 100 years of experience, MRC Global has provided customers with innovative supply chain solutions, technical product expertise and a robust digital platform from a worldwide network of approximately 200 locations including valve and engineering centers. The company’s unmatched quality assurance program offers approximately 200,000 SKUs from over 7,100 suppliers, simplifying the supply chain for over 8,300 customers. Find out more at www.mrcglobal.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “will,” “expect,” “expected,” “anticipating,” “intend,” “believes,” "on-track," “well positioned,” “strong position,” “looking forward,” “guidance,” “plans,” “can,” "target," "targeted" and similar expressions are intended to identify forward-looking statements.

Statements about the company’s business, including its strategy, its industry, the company’s future profitability, the company’s guidance on its sales, adjusted EBITDA, adjusted EBITDA margin, tax rate, capital expenditures, achieving cost savings and cash flow, debt reduction, liquidity, growth in the company’s various markets and the company’s expectations, beliefs, plans, strategies, objectives, prospects and assumptions are not guarantees of future performance. These statements are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, most of which are difficult to predict and many of which are beyond MRC Global’s control, including the factors described in the company’s SEC filings that may cause the company’s actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements.

These risks and uncertainties include (among others) decreases in capital and other expenditure levels in the industries that the company serves; U.S. and international general economic conditions; geopolitical events; decreases in oil and natural gas prices; unexpected supply shortages; loss of third-party transportation providers; cost increases by the company’s suppliers and transportation providers; increases in steel prices, which the company may be unable to pass along to its customers which could significantly lower the company’s profit; the company’s lack of long-term contracts with most of its suppliers; suppliers’ price reductions of products that the company sells, which could cause the value of its inventory to decline; decreases in steel prices, which could significantly lower the company’s profit; a decline in demand for certain of the products the company distributes if tariffs and duties on these products are imposed or lifted; holding more inventory than can be sold in a commercial time frame; significant substitution of renewables and low-carbon fuels for oil and gas, impacting demand for the company’s products; risks related to adverse weather events or natural disasters; environmental, health and safety laws and regulations and the interpretation or implementation thereof; changes in the company’s customer and product mix; the risk that manufacturers of the products that the company distributes will sell a substantial amount of goods directly to end users in the industry sectors that the company serves; failure to operate the company’s business in an efficient or optimized manner; the company’s ability to compete successfully with other companies; the company’s lack of long-term contracts with many of its customers and the company’s lack of contracts with customers that require minimum purchase volumes; inability to attract and retain employees or the potential loss of key personnel; adverse health events, such as a pandemic; interruption in the proper functioning of the company’s information systems; the occurrence of cybersecurity incidents; risks related to the company’s customers’ creditworthiness; the success of acquisition strategies; the potential adverse effects associated with integrating acquisitions and whether these acquisitions will yield their intended benefits; impairment of the company’s goodwill or other intangible assets; adverse changes in political or economic conditions in the countries in which the company operates; the company’s significant indebtedness; the dependence on the company’s subsidiaries for cash to meet parent company obligations; changes in the company’s credit profile; potential inability to obtain necessary capital; the sufficiency of the company’s insurance policies to cover losses, including liabilities arising from litigation; product liability claims against the company; pending or future asbestos-related claims against the company; exposure to U.S. and international laws and regulations, regulating corruption, limiting imports or exports or imposing economic sanctions; risks relating to ongoing evaluations of internal controls required by Section 404 of the Sarbanes-Oxley Act; risks related to changing laws and regulations including trade policies and tariffs; and the potential share price volatility and costs incurred in response to any shareholder activism campaigns.

For a discussion of key risk factors, please see the risk factors disclosed in the company’s SEC filings, which are available on the SEC’s website at www.sec.gov and on the company’s website, www.mrcglobal.com. MRC Global’s filings and other important information are also available on the Investors page of the company’s website at www.mrcglobal.com.

Undue reliance should not be placed on the company’s forward-looking statements. Although forward-looking statements reflect the company’s good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the company’s actual results, performance or achievements or future events to differ materially from anticipated future results, performance or achievements or future events expressed or implied by such forward-looking statements. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent required by law.

Contact:

Monica Broughton VP, Investor Relations & Treasury
MRC Global Inc.
Monica.Broughton@mrcglobal.com
832-308-2847

MRC Global Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except shares)

	March 31,	December 31,
	2025	2024
Assets
Current assets:
Cash	$63	$63
Accounts receivable, net	442	378
Inventories, net	460	415
Other current assets	30	29
Current assets of discontinued operations	4	36
Total current assets	999	921

Long-term assets:
Operating lease assets	171	170
Property, plant and equipment, net	95	89
Other assets	36	37

Intangible assets:
Goodwill, net	264	264
Other intangible assets, net	139	143
Total assets	$1,704	$1,624

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$434	$329
Accrued expenses and other current liabilities	121	124
Operating lease liabilities	32	31
Current portion of debt obligations	4	3
Current liabilities of discontinued operations	2	21
Total current liabilities	593	508

Long-term liabilities:
Long-term debt	367	384
Operating lease liabilities	153	153
Deferred income taxes	39	35
Other liabilities	27	28

Commitments and contingencies

Stockholders' equity:
Common stock, $0.01 par value per share: 500 million shares authorized, 110,312,182 and 109,460,293 issued, respectively	1	1
Additional paid-in capital	1,777	1,779
Retained deficit	(674)	(652)
Less: Treasury stock at cost: 24,216,330 shares	(375)	(375)
Accumulated other comprehensive loss	(204)	(237)
Total stockholders' equity	525	516
Total liabilities and stockholders' equity	$1,704	$1,624

MRC Global Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(in millions, except per share amounts)

	Three Months Ended
	March 31,	March 31,
	2025	2024
Sales	$712	$777
Cost of sales	570	618
Gross profit	142	159

Selling, general and administrative expenses	124	120
Operating income	18	39

Other (expense) income:
Interest expense	(9)	(8)
Other, net	—	(3)

Income from continuing operations before income taxes	9	28
Income tax expense from continuing operations	1	8
Net income from continuing operations	8	20
Loss from discontinued operations, net of tax	(30)	(1)
Net (loss) income	(22)	19
Series A preferred stock dividends	—	6
Net (loss) income attributable to common stockholders	$(22)	$13

Basic earnings (loss) per common share:
Income from continued operations	$0.09	$0.16
Loss from discontinued operations	(0.35)	(0.01)
Basic (loss) earnings per common share	$(0.26)	$0.15

Diluted earnings (loss) per common share:
Income from continued operations	$0.09	$0.16
Loss from discontinued operations	(0.35)	(0.01)
Diluted (loss) earnings per common share	$(0.26)	$0.15

Weighted-average common shares, basic	85.7	84.7
Weighted-average common shares, diluted	85.7	86.1

MRC Global Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Three Months Ended
	March 31,	March 31,
	2025	2024

Operating activities
Net income from continuing operations	$8	$20
Adjustments to reconcile net income from continuing operations to net cash provided by continuing operations:
Depreciation and amortization	5	5
Amortization of intangibles	5	5
Equity-based compensation expense	4	4
Deferred income tax expense	1	2
Other non-cash items	2	3
Changes in operating assets and liabilities:
Accounts receivable	(59)	(49)
Inventories	(44)	4
Other current assets	5	2
Accounts payable	100	47
Accrued expenses and other current liabilities	(6)	(7)
Operating cash flows from continuing operations	21	36
Operating cash flows from discontinued operations	(7)	2
Net cash provided by operating activities	14	38

Investing activities
Purchases of property, plant and equipment	(9)	(6)
Other investing activities	—	1
Investing cash flows from continuing operations	(9)	(5)
Investing cash flows from discontinued operations	17	—
Net cash provided by (used in) investing activities	8	(5)

Financing activities
Payments on revolving credit facilities	(184)	(14)
Proceeds from revolving credit facilities	168	9
Payments on debt obligations	—	(1)
Debt issuance costs paid	(1)	—
Dividends paid on preferred stock	—	(6)
Repurchases of shares to satisfy tax withholdings	(6)	(5)
Financing cash flows from continuing operations	(23)	(17)
Financing cash flows from discontinued operations	—	—
Net cash used in financing activities	(23)	(17)

(Decrease) increase in cash	(1)	16
Effect of foreign exchange rate on cash	1	(1)
Cash -- beginning of period	63	131
Cash -- end of period	$63	$146

MRC Global Inc.

Supplemental Sales Information (Unaudited)

(in millions)

Disaggregated Sales by Segment and Sector

Three Months Ended
March 31,
	U.S.	International	Total
2025
Gas Utilities	$273	$—	$273
DIET	162	58	220
PTI	156	63	219
	$591	$121	$712
2024
Gas Utilities	$265	$—	$265
DIET	202	65	267
PTI	200	45	245
	$667	$110	$777

MRC Global Inc.

Supplemental Sales Information (Unaudited)

(in millions)

Sales by Product Line

	Three Months Ended
	March 31,	March 31,
Type	2025	2024
Line Pipe	$72	$113
Carbon Fittings and Flanges	90	96
Total Carbon Pipe, Fittings and Flanges	162	209
Valves, Automation, Measurement and Instrumentation	277	279
Gas Products	187	187
Stainless Steel and Alloy Pipe and Fittings	40	38
General Products	46	64
	$712	$777

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Gross Profit to Adjusted Gross Profit (a non-GAAP measure)

(in millions)

	Three Months Ended
	March 31,	Percentage	March 31,	Percentage
	2025	of Revenue*	2024	of Revenue*

Gross profit, as reported	$142	19.9%	$159	20.5%
Depreciation and amortization	5	0.7%	5	0.6%
Amortization of intangibles	5	0.7%	5	0.6%
Increase in LIFO reserve	1	0.1%	1	0.1%
Adjusted Gross Profit	$153	21.5%	$170	21.9%

Notes to above:

* Does not foot due to rounding

The company defines Adjusted Gross Profit as sales, less cost of sales, plus depreciation and amortization, plus amortization of intangibles, plus inventory-related charges incremental to normal operations and plus or minus the impact of its LIFO inventory costing methodology. The company presents Adjusted Gross Profit because the company believes it is a useful indicator of the company’s operating performance without regard to items, such as amortization of intangibles, that can vary substantially from company to company depending upon the nature and extent of acquisitions of which they have been involved. Similarly, the impact of the LIFO inventory costing method can cause results to vary substantially from company to company depending upon which costing method they may elect. The company uses Adjusted Gross Profit as a key performance indicator in managing its business. The company believes that gross profit is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to Adjusted Gross Profit.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Selling, General and Administrative Expenses (SG&A) to Adjusted SG&A (a non-GAAP measure)

(in millions)

	Three Months Ended
	March 31,	March 31,
	2025	2024

Selling, general and administrative expenses	$124	$120
Internal control remediation (1)	(2)	—
Non-recurring other legal and consulting costs	(1)	—
Activism response legal and consulting costs	—	(3)
Adjusted Selling, general and administrative expenses	$121	$117

Notes to above:

(1)	Charges (pre-tax) for personnel expenses and professional fees related to the Company's internal control remediation efforts.

The company defines adjusted selling, general and administrative (SG&A) expenses as SG&A, restructuring expenses and other unusual items. The company presents adjusted SG&A because the company believes it is a useful indicator of the company’s operating performance. Among other things, adjusted SG&A measures the company’s operating performance without regard to certain non-recurring, non-cash or transaction-related expenses. The company uses adjusted SG&A as a key performance indicator in managing its business. The company believes that SG&A is the financial measure calculated and presented in accordance with U.S. Generally Accepted Accounting Principles that is most directly comparable to adjusted SG&A.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Net Income to Adjusted EBITDA (a non-GAAP measure)

(in millions)

	Three Months Ended
	March 31,	March 31,
	2025	2024

Net (loss) income	$(22)	$19
Loss from discontinued operations, net of tax	30	1
Net income from continuing operations	8	20
Income tax expense	1	8
Interest expense	9	8
Depreciation and amortization	5	5
Amortization of intangibles	5	5
Increase in LIFO reserve	1	1
Equity-based compensation expense (1)	4	4
Internal control remediation (2)	2	—
Non-recurring other legal and consulting costs	1	—
Activism response legal and consulting costs	—	3
Write off of debt issuance costs	—	1
Asset disposal (3)	—	1
Foreign currency losses	—	1
Adjusted EBITDA	$36	$57

Notes to above:

(1)	Charges (pre-tax) recorded in SG&A.
(2)	Charges (pre-tax) for personnel expenses and professional fees related to the Company's internal control remediation efforts.
(3)	Charge (pre-tax) for an asset disposal in our International segment.

The company defines adjusted EBITDA as net income (loss) plus the loss from discontinued operations, net of tax, plus interest, income taxes, depreciation and amortization, amortization of intangibles, and certain other expenses, including non-cash expenses, (such as equity-based compensation, restructuring, changes in the fair value of derivative instruments, asset impairments, including inventory, long-lived asset impairments (including goodwill and intangible assets), inventory-related charges incremental to normal operations, charges related to internal control remediation and plus or minus the impact of its LIFO inventory costing methodology. The company presents adjusted EBITDA because the company believes adjusted EBITDA is a useful indicator of the company’s operating performance. Among other things, adjusted EBITDA measures the company’s operating performance without regard to certain non-recurring, non-cash or transaction-related expenses. Adjusted EBITDA, however, does not represent and should not be considered as an alternative to net income, cash flow from operations or any other measure of financial performance calculated and presented in accordance with GAAP. Because adjusted EBITDA does not account for certain expenses, its utility as a measure of the company’s operating performance has material limitations. Because of these limitations, the company does not view adjusted EBITDA in isolation or as a primary performance measure and uses other measures, such as net income and sales, to measure operating performance. See the company's Annual Report filed on Form 10-K for a more thorough discussion of the use of adjusted EBITDA.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Net (Loss) Income to

Adjusted Net Income from Continuing Operations (a non-GAAP measure)

(in millions)

	Three Months Ended
	March 31,	March 31,
	2025	2024
Net (loss) income	$(22)	$19
Loss from discontinued operations, net of tax	30	1
Net income from continuing operations	8	20
Asset disposal, net of tax (1)	—	1
Internal control remediation, net of tax (2)	2	—
Non-recurring other legal and consulting costs, net of tax	1	—
Activism response legal and consulting costs, net of tax	—	2
Increase in LIFO reserve, net of tax	1	1
Adjusted Net Income from Continuing Operations	$12	$24

Notes to above:

(1)	Charges (after-tax) for an asset disposal in our International segment.
(2)	Charges (after-tax) for personnel expenses and professional fees related to the Company's internal control remediation efforts.

The company defines adjusted net income from continuing operations (a non-GAAP measure) as net (loss) income plus the loss from discontinued operations, net of tax, plus or minus the after-tax impact of items deemed non-standard and plus or minus the after-tax impact of its LIFO inventory costing methodology. The impact of the LIFO inventory costing methodology can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which method they may elect. After-tax impacts were determined using the company's U.S. blended statutory rate. The company presents adjusted net income from continuing operations because the company believes it provides useful comparisons of the company’s operating results to other companies, including those companies with whom we compete in the distribution of pipe, valves and fittings to the energy industry, without regard to the irregular variations from certain restructuring events not indicative of the on-going business. The company believes that net (loss) income is the financial measure calculated and presented in accordance with U.S. Generally Accepted Accounting Principles that is most directly compared to adjusted net income from continuing operations.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Net Income Attributable to Common Stockholders to

Adjusted Net Income Attributable to Common Stockholders (a non-GAAP measure)

(in millions, except per share amounts)

	Three Months Ended
	March 31, 2025
	Amount	Per Share*

Net loss attributable to common stockholders	$(22)	$(0.26)
Loss from discontinued operations, net of tax	30	0.35
Internal control remediation, net of tax (1)	2	0.02
Non-recurring other legal and consulting costs, net of tax	1	0.01
Increase in LIFO reserve, net of tax	1	0.01
Adjusted Net Income Attributable to Common Stockholders	$12	$0.14

Notes to above:

* Does not foot due to rounding

(1)	Charges (after-tax) for personnel expenses and professional fees related to the Company's internal control remediation efforts.

	Three Months Ended
	March 31, 2024
	Amount	Per Share

Net income attributable to common stockholders	$13	$0.15
Loss from discontinued operations, net of tax	1	0.01
Asset disposal, net of tax (1)	1	0.01
Activism response legal and consulting costs, net of tax	2	0.03
Increase in LIFO reserve, net of tax	1	0.01
Adjusted Net Income Attributable to Common Stockholders	$18	$0.21

Notes to above:

(1)	An after-tax charge for an asset disposal in our International segment.

The company defines adjusted net income attributable to common stockholders (a non-GAAP measure) as net income (loss) attributable to common stockholders, plus the loss from discontinued operations, net of tax, plus or minus the after-tax impact of items deemed non-standard and plus or minus the after-tax impact of its LIFO inventory costing methodology. After-tax impacts were determined using the company's blended statutory rate. The company presents adjusted net income attributable to common stockholders and related per share amounts because the company believes it provides useful comparisons of the company’s operating results to other companies, including those companies with whom we compete in the distribution of pipe, valves, and fittings to the energy industry, without regard to the irregular variations from certain restructuring events not indicative of the on-going business. Those items include goodwill and intangible asset impairments, inventory-related charges, facility closures, severance and restructuring, internal control remediation expenses, as well as the LIFO inventory costing methodology. The impact of the LIFO inventory costing methodology can cause results to vary substantially from company to company depending upon which costing method they may elect. The company believes that net income attributable to common stockholders is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly compared to adjusted net income attributable to common stockholders.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Long-term Debt to Net Debt (a non-GAAP measure) and the Net Debt Leverage Ratio Calculation

(in millions)

March 31, 2025

Long-term debt	$367
Plus: current portion of debt obligations	4
Total debt	371
Less: cash	63
Net Debt	$308

Net Debt	$308
Trailing twelve months adjusted EBITDA	$181
Net debt leverage ratio	1.7

Notes to above:

Net Debt and related leverage metrics may be considered non-GAAP measures. The company defines Net Debt as total long-term debt, including current portion, minus cash. The company defines its net debt leverage ratio as Net Debt divided by trailing twelve months Adjusted EBITDA. The company believes Net Debt is an indicator of the extent to which the company’s outstanding debt obligations could be satisfied by cash on hand and a useful metric for investors to evaluate the company’s leverage position. The company believes the net debt leverage ratio is a commonly used metric that management and investors use to assess the borrowing capacity of the company. The company believes total long-term debt (including the current portion) is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to Net Debt.

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